Castle Brands Announces Fourth Quarter and Fiscal 2017 Results

Net Sales Increase 7.0% and Gross Profit Increases 11.0% Driven by Continued Growth of Jefferson’s, Goslings, and Irish whiskey portfolios

NEW YORK – June 14, 2017 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the quarter and fiscal year ended March 31, 2017.

Operating highlights for the fiscal year ended March 31, 2017:

●	Net sales increased 7.0% to a record $77.3 million for fiscal 2017, as compared to $72.2 million in the prior fiscal year.

●	Total gross profit increased 11.0% to $31.7 million, as compared to $28.6 million for the prior fiscal year.

●	Net income increased $2.2 million to $0.5 million, as compared to a net loss of ($1.7) million for the prior fiscal year.

●	EBITDA, as adjusted, improved by 46.0% to $5.2 million, as compared to $3.6 million in fiscal 2016.

●	U.S. depletions of Jefferson’s bourbons were up 18.7% to 65,000 cases, as compared to 54,800 cases in the prior fiscal year.

●	Sales of Goslings Stormy Ginger Beer increased 23.3% to $20.0 million from $16.2 in the prior year due to strong sales in the U.S. and international markets. In March, Goslings Stormy Ginger Beer was added to the mixer section in approximately 4,500 Walmart stores in the U.S.

●	The Company increased its ownership in its subsidiary, Gosling-Castle Partners, to 80.1%.

●	The Company extended the terms of its export and distribution agreements for Goslings Rums and Goslings Stormy Ginger Beer through 2030, with 10-year extensions thereafter.

●	During the fiscal year, the Company purchased approximately 3,600 barrels of aged bourbon and laid down approximately 6,400 barrels of new fill.

“This was an outstanding year for Castle Brands. Continued growth of our more profitable brands, such as Jefferson’s, Goslings and our Irish whiskeys, resulted in strong revenue growth and even greater growth in gross profit. We reported positive net income for the fiscal year for the first time in the Company’s history and had a record level of EBITDA, as adjusted. We expect that these growth trends and improving financial performance will continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The acquisition of an additional 20.1% stake in our Gosling-Castle Partners (GCP) subsidiary was a very important milestone for Castle Brands. GCP holds the exclusive long-term export and distribution rights for Goslings Rums and Goslings Stormy Ginger Beer for all countries other than Bermuda. The transaction increased Castle Brands’ ownership of GCP to 80.1% and enabled consolidation for tax purposes. In addition, GCP’s exclusive export agreement with Gosling’s Export (Bermuda) Limited and exclusive distribution agreement with Castle Brands have been extended through March 31, 2030, with 10-year renewal terms thereafter. We are very glad to have increased our ownership in Goslings and further solidified our relationship with the Gosling family,” Mr. Lampen added.

“We used our aged bourbon reserves to support increased sales of Jefferson’s and its brand extensions, such as Jefferson’s Ocean Aged at Sea. We also continue to add innovative expressions to increase sales and enhance the Jefferson’s brand. Jefferson’s is now one of the top five selling premium small batch bourbons and the only leading small batch brand not owned by a major spirits company. We are glad to see the strong depletion growth in the last fiscal year and are pleased to have bought aged bourbon and new fill to support future growth,” said John Glover, Chief Operating Officer of Castle Brands.

“Our whiskey portfolio also benefitted from additions to our Irish whiskey offerings and the initiation of a barrel program for Knappogue Castle Whiskey. We expect strong growth in whiskey sales to continue. Goslings Stormy Ginger Beer also continues to grow rapidly. It is now available in approximately 4,500 Walmart stores in the U.S. Goslings’ sponsorship of the 35th America’s Cup should continue to drive the visibility of Goslings rum and ginger beer,” Mr. Glover added.

In the fourth quarter of fiscal 2017, the Company had net sales of $22.6 million, a 13.1% increase from net sales of $20.0 million in the comparable prior-year period. Net income attributable to common shareholders was $0.2 million, or $0.00 per basic and diluted share, in the fourth quarter of fiscal 2017, as compared to net income of $0.4 million, or $0.00 per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2017 improved to $2.1 million as compared to $1.4 million for the comparable prior-year period.

The Company had net sales of $77.3 million for fiscal 2017, an increase of 7.0% from net sales of $72.2 million in fiscal 2016. This sales growth was driven by U.S. sales growth of Jefferson’s bourbons and Goslings Stormy Ginger Beer. Net loss attributable to common shareholders was ($0.9) million, or ($0.01) per basic and diluted share in fiscal 2017, as compared to net loss of ($2.5) million, or ($0.02) per basic and diluted share, in the prior-year.

EBITDA, as adjusted, for fiscal 2017 improved to $5.2 million as compared to $3.6 million for the prior-year.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, transaction fees, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange and net income (loss) attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2017 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended March 31, (unaudited)		Twelve Months Ended March 31,
	2017	2016	2017	2016
Sales, net*	$22,580,876	$19,963,408	$77,269,131	$72,220,368
Cost of sales*	12,994,134	11,795,649	45,568,774	43,666,798

Gross profit	9,586,742	8,167,759	31,700,357	28,553,570

Selling expense	5,817,559	5,310,887	20,122,490	19,222,659
General and administrative expense	2,589,206	1,877,059	8,642,775	7,385,851
Depreciation and amortization	271,586	242,938	1,030,093	939,513

Income from operations	908,391	736,875	1,904,999	1,005,547

Other expense, net	(10,257)	(445)	(10,660)	(666)
Income from equity investment in non-consolidated affiliate	1,748	9,654	51,430	18,667
Foreign exchange (loss) gain	(61,502)	(59,654)	83,706	(190,867)
Interest expense, net	(365,947)	(302,062)	(1,335,241)	(1,088,539)

Income (loss) before provision for income taxes	472,433	384,368	694,234	(255,858)
Income tax benefit (expense), net	227,292	37,038	(187,702)	(1,450,848)

Net income (loss)	699,725	421,406	506,532	(1,706,706)
Net (income) loss attributable to noncontrolling interests	(508,375)	4,862	(1,359,145)	(809,662)

Net income (loss) attributable to common shareholders	$191,350	$426,268	$(852,613)	$(2,516,368)

Net income (loss) per common share, basic, common shareholders	0.00	0.00	(0.01)	(0.02)

Net income (loss) per common share, diluted, common shareholders	0.00	0.00	(0.01)	(0.02)

Weighted average shares used in computation, basic, attributable to common shareholders	161,065,685	160,167,121	160,811,957	159,380,223

Weighted average shares used in computation, diluted, attributable to common shareholders	165,878,218	167,331,808	160,811,957	159,380,223

*Sales, net and Cost of sales include excise taxes of $7,645,789 and $7,451,569 for the years ended March 31, 2017 and 2016, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income (loss) attributable to common shareholders	$191,350	$426,271	$(852,613)	$(2,516,368)
Adjustments:
Interest expense, net	365,947	302,062	1,335,241	1,088,539
Income tax expense (benefit), net	(227,292)	(37,038)	187,702	1,450,848
Depreciation and amortization	271,586	242,938	1,030,093	939,513
EBITDA income	601,591	934,233	1,700,423	962,532
Allowance for doubtful accounts	88,550	9,000	123,200	61,000
Allowance for obsolete inventory	90,000	100,000	240,000	200,000
Stock-based compensation expense	405,986	334,143	1,577,994	1,370,556
Transaction fees	346,704	—	346,704	—
Other expense, net	10,257	445	10,660	666
Income from equity investment in non-consolidated affiliate	(1,748)	(9,654)	(51,430)	(18,667)
Foreign exchange (income) loss	61,502	59,650	(83,707)	190,867
Net income (loss) attributable to noncontrolling interests	508,375	(4,862)	1,359,145	809,662
EBITDA, as adjusted	2,111,217	$1,422,955	$5,222,989	$3,576,616

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com